EXHIBIT 99.1

[ATCHISON CASTING LOGO]

NEWS RELEASE
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                                                      Contact: Hugh Aiken or
                                                               Kevin McDermed
                                                               913-367-2121




                       ATCHISON CASTING ANNOUNCES BACKLOG
                        IMPROVEMENT AND OTHER MATTERS AT
                                 ANNUAL MEETING

         Atchison, Kansas - June 29, 2001 - Atchison Casting Corporation (NYSE:"FDY") today will hold its annual shareholders' meeting for fiscal 2000, at the Company's headquarters in Atchison, Kansas.

         During the meeting, Hugh Aiken, Chairman, will be discussing recent events. Mr. Aiken will report that backlog increased to $202 million at the end of May 2001. Also, he will announce significant new contracts with GM, DaimlerChrysler, GE, Sumitomo, EPSI (pressure vessels for plastic manufacture), Peugot and a group of steel mills in China named Wuhan. In England, Sheffield Forgemasters has surpassed its own previous record by delivering the two largest mill stands ever made in Europe or North America to SMS in Germany.

          ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

         This press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the expected results because of a variety of factors, including business conditions and the state of the general economy, particularly the capital goods industry, the strength of the U.S. dollar, British pound sterling and the Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, utility rates, the results of any litigation arising out of the accident at Jahn Foundry, the results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the Company's business, particularly environmental regulations.


                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                     o (913) 367-2121 o FAX (913) 367-2155